Exhibit 10.20

Ortho Clinical Diagnostics

August 13, 2015

Michael Iskra

1316 State Boulevard

Franklin, TN 37064

Dear Michael:

I am pleased to confirm the offer to join Ortho-Clinical Diagnostics, Inc. (“the Company”) as President, North America Commercial Operations. We are confident you will find your new role to be one in which you can make significant contributions to the Company. The following represents our offer to you:

Compensation

Your annual salary, which will be paid bi-weekly, will be $400,000.00 annually.

The Company maintains highly competitive, performance-based compensation programs. Under current guidelines, your position makes you eligible for an annual, performance-based pay award which is intended to reward performance throughout a calendar/performance year. Performance-based pay awards are provided at the Company’s discretion, based on performance, and on an individual basis. If your date of hire is on or before 9/30 you will be eligible for these awards for the current performance year, based upon performance and according to our proration schedule. If your date of hire is on or after 10/1 you will first be eligible for these awards in the next performance year.

Your annual performance-based pay award is a cash award intended to provide you with an incentive to achieve annual targeted results by rewarding individual and Company performance over a calendar/performance year. For your position, the current performance-based pay target is 45% of your base salary. You are generally only eligible to receive an award if you remain employed at the end of the plan year.

In addition to your base salary and annual performance-based pay award, you are also eligible to receive an EBITDA Performance Bonus of $50,000.00 following year-end results for 2015, 2016 and 2017 contingent on meeting or exceeding profitability targets for your region. This bonus will be awarded in the first pay period in March of 2016, 2017 and 2018 provided that you remain employed with the Company on that date. We guarantee the 2015 award regardless of results.

The granting of all compensation, as well as its amount, is at management’s sole discretion and is contingent upon your individual performance, the performance of the Company, the performance criteria defined by the Company’s compensation plans, and your length of service during the performance year for which it is being granted. Guidelines and continued eligibility are determined annually, and are subject to change from year to year. The continuation of any compensation program is subject to management discretion. Any potential performance-cycle salary changes and non-salary compensation, based on the guidelines and eligibility, as well as your performance, are determined at year-end, once Ortho-Clinical Diagnostics, Inc. results have been assessed, and are paid during the first quarter of the following year. Timing of pay-out may vary for exceptions.

Signing Bonus

We will also provide you with a signing bonus of $150,000.00 (less applicable taxes). The first payment of $75,000.00 will be awarded shortly after your start date, the second payment of $75,000.00 will be awarded one (1) year after your start date, provided that you remain employed with the Company on those dates. In the event that you resign from your employment, or your employment is terminated for cause within one year after the receipt of your second and final payment, you will be required to repay the signing bonus to the Company. Your acceptance of this offer is your authorization to the Company to deduct this amount from any monies owing to you by the Company and your agreement to pay the Company any balance still owing after such deduction.

Long Term Incentives

You are also eligible to participate in OCD’s long-term equity incentive plan. Subject to approval from the OCD Board of Directors, you will receive a stock option grant covering 131,000 common shares in OCD’s parent entity. These options will be granted with an exercise price equal to the fair market value of the shares on the date of grant and will be subject to terms and conditions, including vesting restrictions that will be set forth in separate agreements to be provided shortly.

Relocation Package

As part of this offer, a summary of relocation benefits is attached. This package will be administered in accordance with the terms of the current relocation policy. The package will be provided by a relocation counsellor, who will contact you directly within the next five business days to review the package with you in further detail.

Please note that should you voluntarily terminate your employment or your employment is terminated for cause within 24 months of the official start date of your new assignment with the Company, you will be required to reimburse the Company for costs paid on your behalf associated with your relocation package. The terms of repayment are outlined in the Relocation Repayment Agreement, which will immediately follow this offer letter. If you accept our offer, you are required to sign the Relocation Repayment Agreement and return it with your signed offer letter. Employment is “at will” and the Relocation Repayment Agreement is not a contract of employment nor does it imply that your Employment will continue for any period of time or confer any rights with respect to the duration of Employment.

This offer and your subsequent employment are contingent upon your accurately completing and submitting all requested information and agreeing to and meeting all necessary requirements for employment. Should you fail to do so, this employment offer could be considered null and void, and the Company will be under no obligation to hire you for this or any other position.

Vacation

You are entitled to twenty five (25) days of vacation per year. Under current policy, you will become eligible for five (5) additional days of vacation during the year in which you reach your thirtieth service anniversary. This year your total vacation and floating holiday entitlement will be based on your start date and will be pro-rated according to the current vacation and holiday policy. The granting of floating holidays is at management’s sole discretion and is announced annually. You will accrue vacation benefits upon hire at an accrual rate calculated based on your work schedule (i.e. the number of hours you work weekly).

Offer Requirements

This offer is contingent upon:

•	Satisfactory results of background and reference checks.

•	A pre-placement health evaluation (including drug screen).

•	Proper and complete submission of:

•	The Employment Application and background release form(s) required by the Company.

•

Work authorization papers (I-9 Documentation). The Immigration Reform and Control Act of 1986 require employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. Additional details will follow after clearance for hire has been received.

Additionally, you will be required to complete, sign and return the Company’s Employee Secrecy, Intellectual Property, Non-Competition and Non-Solicitation Agreement. Please be aware that, in addition to requiring you to sign the Agreement, we expect you to retain in confidence and not disclose or use in your employment with us any confidential information you have obtained from your present or previous employer(s). Please return the signed Agreement with your signed offer letter.

This offer and your subsequent employment are contingent upon your accurately completing and submitting all requested information and agreeing to and meeting all necessary requirements for employment. Should you fail to do so, this employment offer could be considered null and void, and the Company will be under no obligation to hire you for this or any other position.

Invitation to Self-Identify

As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973, the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, we are required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998. Providing this information is voluntary and will be kept confidential in accordance with the law. Choosing not to provide it will not have an adverse impact on employment. This information will be used only in accordance with our equal employment opportunity policy.

Employee Dispute Resolution Program

The Company administers an Employee Dispute Resolution Program as the exclusive means for attempting to resolve disputes between employees and the Company. In accepting this position, you agree to process any employment-related claims against the Company or their employees through this.

Benefits

Our flexible benefits program includes medical, dental, life, and accident coverage for employees and family members, for which coverage begins on the first day of employment. In addition, the Company has a 401K Savings Plan that employees may choose to participate in.

The Company maintains an employment-at-will relationship with its employees. This means that both you and the Company retain the right to terminate this employment relationship at any time and for any reason. All compensation and assistance referred to in this letter is subject to your continued employment and satisfactory job performance. All salary, performance-based pay awards, bonuses, and allowances referred to in this letter will be considered normal income and will be subject to applicable State and Federal income taxes.

This offer letter constitutes our complete offer. Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid and are not binding on Ortho-Clinical Diagnostics, Inc.

Please note that we may review, modify, or suspend our company policies and programs at any time. Your eligibility would be as per the processes and policies in effect at that time.

We are pleased to offer you this position, and we are looking forward to your joining Ortho-Clinical Diagnostics, Inc. Please signify your acceptance of this offer of employment by signing and returning this document by August 17, 2015 via secure email, per the instructions. If you have any questions concerning this offer, please feel free to give me a call at (908) 704-2796.

Sincerely,

/s/ Gregory Griesemer
Gregory Griesemer
Global Director, Talent Acquisition
Ortho-Clinical Diagnostics, Inc.

Agreed & Accepted:

/s/ Michael S. Iskra	8/14/15
* Applicant’s signature or (printed name if by email)	Date

*Note: The Company accepts electronic signatures on Applications for Employment and offer letters. If you choose to use an electronic signature to accept this offer, you acknowledge and agree to the following:

“I understand that – pursuant to the Electronic Signature in Global and National Commerce Act – returning the signed offer letter from my e-mail account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

Ortho-Clinical Diagnostics, Inc., recognizes electronic signature for offer acceptance as valid provided that the E-mail account used to return the offer acceptance and the E-mail account noted on the applicant’s Employment Application (or for internal employees their online bid application) are identical.

cc:    Alex Socarras, Bon Lopez